EXHIBIT 11 - CALCULATION OF NET INCOME (LOSS) PER COMMON SHARE

                                  MICROAGE, INC
                 NET INCOME (LOSS) PER COMMON SHARE CALCULATION
                      (in thousands, except per share data)

                                                   Fiscal years ended
                                         --------------------------------------
                                         October 31,  November 3,   November 2,
                                            1999         1998          1997
                                            ----         ----          ----
Basic

   Weighted average common shares          20,571       19,783        16,731
                                          =======      =======       =======
Diluted

   Weighted average shares from basic      20,571       19,783        16,731

   Dilutive effect of stock options
     and warrants                              --           --           904
                                          -------      -------       -------
      Weighted average common and common
        equivalent shares outstanding -
        fully diluted                      20,571       19,783        17,635
                                          =======      =======       =======

Net income (loss)                       $(169,022)      $(8,325)      $25,197

Net income (loss) per common and
 common equivalent share:
   Basic                                  $ (8.22)      $ (0.42)      $  1.51
   Diluted                                $ (8.22)      $ (0.42)      $  1.43